Exhibit (d)(3)

LIMITED GUARANTEE

This Limited Guarantee, dated as of June 27, 2019 (this “Limited Guarantee”), is made by Essence International Capital Limited, a company incorporated in Hong Kong (including its successors or permitted assigns, the “Guarantor”), in favor of Highpower International, Inc., a Delaware corporation (the “Guaranteed Party”). Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among HPJ Parent Limited, a newly-formed exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), HPJ Merger Sub Corp., a Delaware corporation that is a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Merger Agreement.

1.                  Limited Guarantee. The Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, subject to the terms and conditions hereof, but only up to the Maximum Amount (as defined below), 100% of Parent’s obligation (a) to pay to the Guaranteed Party the Parent Termination Fee if and when required pursuant to Section 9.03(c) of the Merger Agreement, plus (b) the reimbursement obligations pursuant to Section 9.03(e) of the Merger Agreement, plus (c) the indemnification and expense reimbursement obligations of Parent to the Guaranteed Party pursuant to, and in accordance with, Section 7.14 of the Merger Agreement, plus (d) all costs and expenses (including attorney’s fees and expenses) reasonably incurred by the Guaranteed Party in connection with the enforcement of its rights under Section 10.06 of the Merger Agreement that results in a judgment against Parent, Merger Sub or the Guarantor; plus (e) the costs of collection and reasonable expenses (including attorneys’ fees) incurred by the Guaranteed Party in connection with the Guaranteed Party’s enforcement of its rights under this Limited Guarantee (collectively, the “Guaranteed Obligation”); provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed US$5,000,000 (the “Maximum Amount”), and the Guaranteed Party hereby agrees that (a) the Guarantor shall in no event be required to pay more than the Maximum Amount under or in respect of this Limited Guarantee and (b) the Guarantor shall not have any obligation or liability to any Person (including, without limitation, to the Guaranteed Party’s equity holders, Affiliates and/or Subsidiaries) relating to, arising out of or in connection with this Limited Guarantee, the Merger Agreement or the Equity Commitment Letter (as defined below) other than as expressly set forth herein or in the Equity Commitment Letter.

2.                  Terms of Limited Guarantee.

(a)               This Limited Guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent or any other Person or whether Parent or any other Person is joined in any such action or actions.

(b)               The liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Laws, be absolute, irrevocable and unconditional, irrespective of:

(i)                 the value, genuineness, validity, illegality or enforceability of the Merger Agreement or the letter agreement dated as of the date hereof between the Guarantor and Parent, pursuant to which the Guarantor has agreed to make a certain equity contribution to Parent (the “Equity Commitment Letter”) or any other agreement or instrument referred to herein or therein;

(ii)              any release or discharge of any obligation of Parent contained in the Merger Agreement resulting from any change in the corporate existence, structure or ownership of Parent, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent or any of its assets;

(iii)            any amendment or modification of the Merger Agreement, or any change in the manner, place or terms of payment or performance of, any change or extension of the time of payment or performance of, or any renewal or alteration of any Guaranteed Obligation, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof;

(iv)             the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent or the Guaranteed Party, whether in connection with any Guaranteed Obligation or otherwise;

(v)               the delay or failure of the Guaranteed Party to assert any claim or demand or enforce any right or remedy against Parent or the Guarantor or any other Person primarily or secondarily liable with respect to any Guaranteed Obligation;

(vi)             the adequacy of any other means the Guaranteed Party may have of obtaining repayment of the Guaranteed Obligation;

(vii)          any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against the Guarantor; or

(viii)        any other act or omission that may in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment of the Guaranteed Obligation in accordance with its terms);

other than in each case with respect to (A) defenses to the payment of the Guaranteed Obligation that are applicable to Parent under the Merger Agreement or (B) breach by the Guaranteed Party of this Limited Guarantee, including, without limitation, the limitations set forth in Section 3 below), and, notwithstanding any other provision of this Limited Guarantee to the contrary, the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Guaranteed Party under the terms of, or with respect to, the Merger Agreement that would relieve each of Parent and Merger Sub of its obligations under the Merger Agreement with respect to the Guaranteed Obligation.

(c)               The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligation and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligation shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent and/or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. When pursuing its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue such rights and remedies it may have against Parent or any other Person for the Guaranteed Obligation or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

(d)               The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein (except for notices to be provided to Parent and its counsel pursuant to the terms of the Merger Agreement).

(e)               The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligation hereunder. In the event that any payment to the Guaranteed Party in respect of the Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made so long as this Limited Guarantee has not terminated in accordance with its terms.

(f)                The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(g)               Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

3.                  Sole Remedy; No Recourse. The Guaranteed Party acknowledges and agrees that the sole asset of Parent is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent except in connection with the Closing. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party further agrees that neither it nor any other Person (including, without limitation, the Guaranteed Party’s equity holders, Affiliates and Subsidiaries) has any right of recovery against, and no personal liability shall attach to, the Guarantor, any Affiliate of the Guarantor, any former, current or future director, officer, employee, agent of the Guarantor or its Affiliates, any former, current or future holder of any equity interests of the Guarantor (whether such holder is a limited or general partner, member, manager, stockholder or otherwise), any former, current or future assignee of the Guarantor, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing (each such Person, other than the Guarantor, a “Related Person”), through Parent or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent against the Guarantor or any Related Person, except pursuant to any Permitted Claim (as defined below). Recourse against the Guarantor under this Limited Guarantee and the Guaranteed Party’s third party beneficiary rights under the Equity Commitment Letter shall be the sole and exclusive remedy of (i) the Guaranteed Party and (ii) all of the Guaranteed Party’s equity holders, Affiliates and Subsidiaries against the Guarantor and any Related Person (other than Parent and Merger Sub) in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby, including by piercing the corporate, limited liability company or limited partnership veil or by a claim by or on behalf of Parent. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates and Subsidiaries not to institute, any proceeding or bring any other claim arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby (or the failure of such to be consummated), against the Guarantor or any Related Person, except for (A) claims of the Guaranteed Party against the Guarantor under and in accordance with this Limited Guarantee, (B) claims of the Guaranteed Party against Parent or Merger Sub under and in accordance with the Merger Agreement, (C) the exercise of the Guaranteed Party’s third party beneficiary rights under and in accordance with the Equity Commitment Letter, or the Rollover Agreement and (D) claims in respect of the Confidentiality Agreement solely with respect to the parties thereto and the Guaranteed Party hereby, on behalf of itself and its Affiliates and Subsidiaries, waives any and all claims arising under, or in connection with, the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter or, in each case, the transactions contemplated hereby or thereby against the Guarantor or any Related Person and releases such Persons from such claims, in each case, except for claims described in clauses (A), (B), (C) and (D) of this sentence (each, a “Permitted Claim”). Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) other than the Guaranteed Party any rights or remedies against any Person, including the Guarantor, except as expressly set forth herein. Notwithstanding the foregoing, in the event the Guarantor (x) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Maximum Amount (less amounts paid under this Limited Guarantee prior to such event), then, and in each such case, (I) this Agreement shall be assumed by such continuing or surviving entity or such Person (in either case, a “Successor Entity”) and (II) the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against Successor Entity, as the case may be. As used herein, unless otherwise specified, the term “Guarantor” includes the Guarantor’s Successor Entity.

4.                  Subrogation. The Guarantor will not exercise against Parent or Merger Sub any rights of subrogation, reimbursement, indemnification or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligation has been paid in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Guaranteed Obligation under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligation, in accordance with the terms of this Agreement, or to be held as collateral for the Guaranteed Obligation thereafter arising.

5.                  Termination. This Limited Guarantee shall terminate (and the Guarantor shall have no further obligations hereunder) upon the earliest to occur of (a) the Closing, (b) the payment in full of the Guaranteed Obligation, (c) the date that is six (6) months from the date of termination of the Merger Agreement under circumstances in which any portion of the Guaranteed Obligation is payable (unless the Guaranteed Party has made a claim under this Limited Guarantee prior to such date, in which case the relevant date shall be the date that such claim is finally settled or otherwise resolved either in a final judicial determination or by agreement of the Guaranteed Party and the Guarantor (or its permitted assignee) and the Guaranteed Obligation finally determined or agreed to be owed by the Guarantor is satisfied in full), and (d) the termination of the Merger Agreement under circumstances in which no portion of the Guaranteed Obligation is payable. In the event that the Guaranteed Party or any of its equity holders, Affiliates or Subsidiaries asserts in any litigation or other proceeding relating to this Limited Guarantee or the Merger Agreement (i) that the provisions hereof (including, without limitation, Section 1 hereof limiting the Guarantor’s aggregate liability to the Maximum Amount or Section 3 hereof relating to the sole and exclusive remedies of the Guaranteed Party and its equity holders, Affiliates and Subsidiaries against the Guarantor or any Related Person) are illegal, invalid or unenforceable, in whole or in part, or (ii) any theory of liability against the Guarantor or any Related Person with respect to the transactions contemplated by this Limited Guarantee, the Equity Commitment Letter or the Merger Agreement other than any Permitted Claim, then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party and (z) neither the Guarantor nor any Related Person shall have any liability to the Guaranteed Party or any of its equity holders, Affiliates or Subsidiaries with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement or this Limited Guarantee.

6.                  Continuing Guarantee. Except to the extent terminated pursuant to the provisions of Section 5 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligation, shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, permitted transferees and permitted assigns; provided that notwithstanding anything to the contrary in this Limited Guarantee, the provisions of this Limited Guarantee that are for the benefit of any Related Person (including the provisions of Sections 3, 5, 11, 12 and 15) shall indefinitely survive any termination of this Limited Guarantee for the benefit of the Guarantor and any Related Persons. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7.                  Entire Agreement. This Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, the Rollover Agreement and any other document contemplated hereby and thereby constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among Parent and/or the Guarantor or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand, and this Limited Guarantee is not intended to and shall not confer upon any Person (including, without limitation, the Guaranteed Party’s equity holders, Affiliates and Subsidiaries) other than the parties hereto and any Related Person any rights or remedies expressly provided herein.

8.                  Amendments and Waivers. Any provision of this Limited Guarantee may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party or, in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.                  Counterparts. This Limited Guarantee may be executed in counterparts (including by facsimile or electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

10.              Notices. All notices, requests, claims, demands and other communications hereunder shall be sufficient if in writing, and sent by electronic mail, facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable international overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

if to the Guarantor:

Address: 39/F, One Exchange Square, Central, Hong Kong

Attention: Hao Yi Yang; Jim Zhu

Email: yanghaoyi@eif.com.hk; jimzhu@eif.com.hk

If to the Guaranteed Party, as provided in Section 10.02 of the Merger Agreement.

11.              Governing Law. This Limited Guarantee shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

12.              Jurisdiction; Service of Process.

(a)               Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE (AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE) FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE AND WAIVES ANY CLAIM THAT SUCH SUIT OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY AGREES THAT LIABILITY OF THE guarantor ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL BE DETERMINED SOLELY BY A FINAL AND UNAPPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING (OR A SETTLEMENT TANTAMOUNT THERETO) AND ANY SUCH FINAL AND UNAPPEALABLE JUDGMENT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT IN ANY JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES OR IN ANY OTHER MANNER PROVIDED IN LAW OR IN EQUITY.

(b)               Service of Process. Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Limited Guarantee in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

13.              Representations and Warranties. Each of the Guarantor and the Guaranteed Party hereby represents and warrants to the other party that: (a) it has all necessary power and authority to execute, deliver and perform this Limited Guarantee; (b) the execution, delivery and performance of this Limited Guarantee by it has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of such party are necessary therefor; (c) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (d) the execution, delivery and performance by it of this Limited Guarantee do not and will not violate its organizational documents or violate any applicable Law or conflict with any material agreement binding on it; and (e) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee. The Guarantor hereby represents and warrants to the Guaranteed Party that (x) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee; and (y) for so long as this Limited Guarantee shall remain in effect in accordance with its terms, the Guarantor shall have the cash on hand and/or capital commitments required to fund the sum of both (i) the Guaranteed Obligation and (ii) all of the Guarantor’s other unfunded contractually binding commitments and capital calls that are currently outstanding.

14.              No Assignment. Neither this Limited Guarantee nor any of the rights, interests or obligations hereunder shall be assignable without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party).

15.              Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 15.

16.              Severability. Any term or provision of this Limited Guarantee which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Limited Guarantee in any jurisdiction and, if any provision of this Limited Guarantee is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 5 hereof. No party hereto shall assert, and each party shall cause its respective equity holders, Affiliates and Subsidiaries not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

17.              Headings. Headings of the Sections of this Limited Guarantee are for convenience only and shall be given no substantive or interpretive effect whatsoever.

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IN WITNESS WHEREOF, the undersigned have caused this Limited Guarantee to be executed and delivered as of the date first written above.

Essence International Capital Limited, a company incorporated in Hong Kong

By:	/s/ Haoyi Yang
Name:	Haoyi Yang
Title:	Director

SIGNATURE PAGE TO LIMITED GUARANTEE

IN WITNESS WHEREOF, the undersigned have caused this Limited Guarantee to be executed and delivered as of the date first written above.

Highpower International, Inc.

By:	/s/ Shengbin (Sunny) Pan
Name:	Shengbin (Sunny) Pan
Title:	Chief Financial Officer

SIGNATURE PAGE TO LIMITED GUARANTEE